Exhibit 99.1

Juniata Valley Financial Corp. Announces Quarter and Year End December 31, 2023 Results

Mifflintown, PA, January 26, 2024 (GLOBE NEWSWIRE) -- Juniata Valley Financial Corp. (OTCQX:JUVF) (“Juniata”) announced net income for the three months ended December 31, 2023 of $1.7 million compared to net income of $2.1 million for the three months ended December 31, 2022. Earnings per share, basic and diluted, was $0.33 for the three months ended December 31, 2023, compared to $0.42 for the three months ended December 31, 2022. Net income for the year ended December 31, 2023 was $6.6 million compared to net income of $8.3 million for the year ended December 31, 2022. Basic and diluted earnings per share were $1.32 and $1.31, respectively, for the year ended December 31, 2023 compared to basic and diluted earnings per share of $1.66 for the corresponding 2022 period.

President’s Message

President and Chief Executive Officer, Marcie A. Barber stated, “The fourth quarter was challenging as funding costs continued to increase despite the Federal Reserve Bank holding rates steady, resulting in additional net interest margin compression. To help offset this trend, we have been aggressively targeting loan and deposit relationships beyond our branch footprint, as well as implementing strategies to increase non-interest income. We are optimistic heading into 2024 that we can continue building on the solid loan growth of the past two years while maintaining our excellent credit quality and completing the conversion to our new core operating system, which will allow us to take advantage of new technologies and improve efficiencies.”

Financial Results Year-to-Date

Return on average assets for the year ended December 31, 2023, was 0.79%, a decrease of 22.5% compared to the return on average assets of 1.02% for the year ended December 31, 2022. Return on average equity for the year ended December 31, 2023 was 17.59%, an increase of 6.0% compared to the return on average equity of 16.59% for the year ended December 31, 2022.

Net interest income was $22.7 million for the year ended December 31, 2023 compared to $24.1 million for 2022. Average interest earning assets increased $50.8 million, or 6.5%, to $838.2 million, for the year ended December 31, 2023, compared to the same period in 2022, due primarily to an increase of $60.3 million, or 13.6%, in average loans. The increase in average loans was partially offset by a decline of $9.2 million, or 2.7%, in average investment securities as the amortization on the mortgage-backed securities portfolio was used to fund loan growth rather than being reinvested into the securities portfolio. Average interest bearing liabilities increased by $31.6 million, or 5.6%, for the year ended December 31, 2023 compared to the comparable 2022 period, due primarily to growth in average short-term borrowings and time deposits, which were also used to fund loan growth. The yields on average loans and investment securities increased by 52 basis points and 8 basis points, respectively, for the year ended December 31, 2023 compared to the year ended December 31, 2022, while the costs of average time deposits and short-term borrowings and other interest bearing liabilities over the same period increased by 185 basis points and 169 basis points, respectively, these changes were driven by the increase in market interest rates as both the prime rate and federal funds target range increased by 100 basis points between periods as well as competitive pricing pressure. The yield on earning assets increased 46 basis points, to 3.96%, for the year ended December 31, 2023 compared to the year ended December 31, 2022, while the cost to fund interest earning assets with interest bearing liabilities increased 115 basis points, to 1.75%. The net interest margin, on a fully tax equivalent basis, decreased from 3.10% for the year ended December 31, 2022, to 2.74% for the year ended December 31, 2023.

Juniata adopted ASU 2016-13 – Financial Instruments – Credit Losses: Measurement of Credit Losses on Financial Instruments as of January 1, 2023, resulting in the recording of a $1.1 million increase to the allowance for credit losses. The new current expected credit loss (CECL) model for determining the allowance for credit losses through credit loss expenses is based on forecasted economic scenarios as well as qualitative factors specific to Juniata augmented by industry-wide trends. While Juniata continued to experience favorable asset quality trends, elevated qualitative risk factors, including political uncertainty, national delinquency trends, the continuing effects of the current interest rate environment, as well as loan growth, were considered in determining the level of the allowance for credit losses, resulting in a credit loss expense of $500,000 for the year ended December 31, 2023, compared to a provision expense of $455,000 for the year ended December 31, 2022.

Non-interest income was $5.3 million for the year ended December 31, 2023 compared to $5.2 million for the year ended December 31, 2022, an increase of 1.8%. Most significantly impacting the comparative year end periods was a $1.5 million decline in the loss on sales and calls of securities primarily due to the execution of a balance sheet and regulatory capital management strategy in 2022. The securities losses were partially offset by $1.2 million in gains from the termination of two derivatives contracts, recorded in other non-interest income in 2022, resulting in the $1.1 million decline in other non-interest income for the year ended December 31, 2023 compared to the year ended December 31, 2022. Also impacting the comparative year end periods were decreases of $219,000 in life insurance proceeds, $96,000 in customer service fees due to a decline in overdraft fees and $95,000 in fees derived from loan activity primarily due to a decline in title insurance commissions for the year ended December 31, 2023 compared to the year ended December 31, 2022.

Non-interest expense was $19.9 million for both the year ended December 31, 2023 and the year ended December 31, 2022. Most significantly impacting non-interest expense in the comparative year end periods was a $355,000 increase in data processing expense primarily due to a $238,000 breakage fee paid to Juniata’s current core service provider as Juniata plans to convert to a new core service provider in the first quarter of 2024, a $227,000 increase in merger and acquisition expense as a result of the Path Valley branch acquisition and a $99,000 increase in FDIC insurance premiums due to an increase in the assessment rate for all institutions in 2023. These increases were partially offset by a decline of $446,000 in low-income housing partnership amortization expense for the year ended December 31, 2023 versus the comparable 2022 period due to the completion of the 10-year amortization period in January 2023 for one of Juniata’s low-income housing partnership investments, as well as a $319,000 decrease in taxes, other than income, between the comparative year end periods due to a decline in Pennsylvania Shares Tax expense and recording a $62,000 Pennsylvania Shares Tax refund in the 2023 period.

An income tax provision of $970,000 was recorded for the year ended December 31, 2023 compared to an income tax provision of $642,000 recorded for the year ended December 31, 2022. Juniata qualifies for a federal tax credit for investments in low-income housing partnerships. The tax credit decreased $536,000, or 59.4%, from $902,000 in the year ended December 31, 2022 to $366,000 in the year ended December 31, 2023 due to the completion of the amortization period for one of Juniata’s low-income housing partnership investments.

Financial Results for the Quarter

Annualized return on average assets for the three months ended December 31, 2023 was 0.79%, a decrease of 23.3%, compared to 1.03% for the three months ended December 31, 2022. Annualized return on average equity for the three months ended December 31, 2023 was 17.47%, a decrease of 27.0%, compared to 23.93% for the three months ended December 31, 2022.

Net interest income was $5.6 million for the three months ended December 31, 2023 compared to $6.2 million for the three months ended December 31, 2022. Average interest earning assets increased $64.2 million, or 8.2%, to $847.3 million for the three months ended December 31, 2023, compared to the same period in 2022, primarily due to an increases of $48.8 million, or 10.4%, in average loans and $9.4 million, or 3.0%, in average investment securities. Average interest bearing liabilities increased by $32.3 million, or 5.6%, compared to the comparable 2022 period, primarily due to growth in average time deposits and short-term borrowings. The yield on average loans increased by 59 basis points, while the yield on investment securities decreased by 18 basis points for the three months ended December 31, 2023 compared to the three months ended December 31, 2022 while the rates on average time deposits and short-term borrowings and other interest bearing liabilities increased by 200 basis points and 145 basis points, respectively, over the same period, primarily due to the 100 basis point increase in market interest rates between periods as well as competitive pricing pressures. The yield on earning assets increased 33 basis points, to 4.10%, for the three months ended December 31, 2023 compared to same period in 2022, while the cost to fund interest earning assets with interest bearing liabilities increased 120 basis points, to 2.08%. The net interest margin, on a fully tax equivalent basis, decreased from 3.13% for the three months ended December 31, 2022, to 2.64% for the three months ended December 31, 2023.

Juniata recorded a credit loss expense of $89,000 for the three months ended December 31, 2023 compared to a provision expense of $105,000 for the three months ended December 31, 2022. This decrease was due primarily to lower loan growth for the three months ended December 31, 2023 compared to the same period in 2022.

Non-interest income was $1.4 million for the three months ended December 31, 2023 and $1.3 million for the three months ended December 31, 2022, an increase of 13.6%. Most significantly impacting non-interest income in the comparative three month periods was a $62,000 increase in fees derived from loan activity primarily due to changes in the fair market value of risk participation agreements for participated loan relationships. Also impacting the comparative three month periods were increases of $53,000 in the change in value of equity securities and $41,000 in debit card fee income for the three months ended December 31, 2023 compared to the three months ended December 31, 2022.

Non-interest expense was $5.0 million for the three months ended December 31, 2023, compared to $5.1 million for the three months ended December 31, 2022, a decrease of 1.7%. Most significantly impacting non-interest expense for the comparative three month periods was a $119,000 decline in the amortization of investment in low-income housing partnerships due to the completion of the amortization period for one of Juniata’s low-income housing partnership investments in January 2023, as well as decreases of  $107,000 in taxes, other than income, and $70,000 in employee benefits expense due to a decrease in medical claims expenses for the three months ended December 31, 2023 compared to the three months ended December 31, 2022. These decreases were partially offset by an increase of $123,000 in other non-interest expense, primarily due to an increase in the provision for unfunded commitments for the year ended December 31, 2023 versus the comparable 2022 period.

An income tax provision of $262,000 was recorded for the three months ended December 31, 2023 compared to an income tax provision of $154,000 recorded for the three months ended December 31, 2022. The federal tax credit for investments in low-income housing partnerships decreased from $225,000 in the three months ended December 31, 2022 to $82,000 for the three months ended December 31, 2023 due to the completion of the amortization period for one of Juniata’s low-income housing partnership investments.

Financial Condition

Total assets as of December 31, 2023 were $871.8 million, an increase of $40.9 million, or 4.9%, compared to total assets of $830.9 million at December 31, 2022. Comparing asset balances on December 31, 2023 and December 31, 2022, cash and cash equivalents increased by $17.9 million and total loans increased by $40.9 million, while total debt securities decreased by $14.9 million. As of December 31, 2023, total deposits increased $37.5 million, or 5.3%, compared to December 31, 2022, partly due to the acquisition of $18.7 million in deposits in the second quarter of 2023 from the Path Valley branch acquisition, as well as from organic deposit growth. Partially offsetting the increase in deposits was a  $2.9 million decrease in short-term borrowings and repurchase agreements as deposit funds were used to repay Federal Home Loan Bank overnight borrowings.

Juniata maintains a strong liquidity position as of December 31, 2023, with additional borrowing capacity with the Federal Home Loan Bank of Pittsburgh of $210.1 million and $36.3 million from either the Federal Reserve’s Discount Window or the Federal Reserve’s Bank Term Funding Program (BTFP). In addition, Juniata has internal authorization for brokered deposits of up to $175.0 million. Juniata had no brokered deposits as of December 31, 2023.

Subsequent Event

On January 16, 2024, the Board of Directors declared a cash dividend of $0.22 per share to shareholders of record on February 16,

2024 payable on March 1, 2024.

Management considers subsequent events occurring after the statement of condition date for matters which may require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company’s consolidated financial statements with the Securities and Exchange Commission. Accordingly, the financial information in this release is subject to change.

The Juniata Valley Bank, the principal subsidiary of Juniata Valley Financial Corp., is headquartered in Mifflintown, Pennsylvania, with fifteen community offices located in Juniata, Mifflin, Perry, Franklin, McKean and Potter Counties. More information regarding Juniata Valley Financial Corp. and The Juniata Valley Bank can be found online at www.JVBonline.com. Juniata Valley Financial Corp. trades through the OTCQX Best Market under the symbol JUVF.

Forward-Looking Information

*This press release may contain “forward looking” information as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect the current views of Juniata’s management with respect to, among other things, future events and Juniata’s financial performance. When words such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “project,” “forecast,” “goal,” “target,” “would” and “outlook,” or the negative variations of those words  or similar expressions are used in this release, Juniata is making forward-looking statements. Such information is based on Juniata’s current expectations, estimates and projections about future events and financial trends affecting the financial condition of its business, many of which, by their nature, are inherently uncertain and beyond the control of Juniata. These statements are not historical facts or guarantees of future performance, events or results and are subject to risks, assumptions and uncertainties that are difficult to predict. If one or more events related to these or other risks or uncertainties materializes, or if underlying assumptions prove to be incorrect, actual results may differ materially from this forward-looking information. Accordingly, you should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and many factors could affect future financial results. Juniata undertakes no obligation to publicly update or revise forward looking information, whether because of new or updated information, future events, or otherwise. For a more complete discussion of certain risks and uncertainties affecting Juniata, please see the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Forward-Looking Statements” set forth in the Juniata’s filings with the Securities and Exchange Commission.

Financial Statements

Juniata Valley Financial Corp. and Subsidiary

Consolidated Statements of Financial Condition

(Dollars in thousands, except share data)	(Unaudited)
	December 31, 2023	December 31, 2022
ASSETS
Cash and due from banks	$17,189	$10,856
Interest bearing deposits with banks	11,741	143
Cash and cash equivalents	28,930	10,999

Equity securities	1,073	1,056
Debt securities available for sale	67,564	73,536
Debt securities held to maturity (fair value $198,147 and $209,887, respectively)	200,644	209,565
Restricted investment in bank stock	1,707	3,666
Total loans	525,394	484,512
Less: Allowance for credit losses	(5,677)	(4,027)
Total loans, net of allowance for credit losses	519,717	480,485
Premises and equipment, net	8,180	8,190
Bank owned life insurance and annuities	14,841	15,197
Investment in low income housing partnerships	1,154	1,507
Core deposit and other intangible assets	343	121
Goodwill	9,812	9,047
Mortgage servicing rights	83	92
Deferred tax asset	11,319	11,838
Accrued interest receivable and other assets	6,444	5,576
Total assets	$871,811	$830,875
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits:
Non-interest bearing	$197,027	$199,131
Interest bearing	552,018	512,381
Total deposits	749,045	711,512

Short-term borrowings and repurchase agreements	52,810	55,710
Long-term debt	20,000	20,000
Other interest bearing liabilities	951	1,011
Accrued interest payable and other liabilities	7,612	5,693
Total liabilities	830,418	793,926
Commitments and contingent liabilities
Stockholders' Equity:
Preferred stock, no par value: Authorized - 500,000 shares, none issued	—	—
Common stock, par value $1.00 per share: Authorized 20,000,000 shares; Issued - 5,151,279 shares at December 31, 2023 and December 31, 2022; Outstanding - 4,991,129 shares at December 31, 2023 and 5,003,059 shares at December 31, 2022	5,151	5,151
Surplus	24,924	24,986
Retained earnings	52,553	51,217
Accumulated other comprehensive loss	(38,640)	(41,867)
Cost of common stock in Treasury: 160,150 shares at December 31, 2023; 148,220 shares at December 31, 2022	(2,595)	(2,538)
Total stockholders' equity	41,393	36,949
Total liabilities and stockholders' equity	$871,811	$830,875

Juniata Valley Financial Corp. and Subsidiary

Consolidated Statements of Income (Unaudited)

	Three Months Ended		Year Ended
(Dollars in thousands, except share and per share data)	December 31,		December 31,
	2023	2022	2023	2022
Interest income:
Loans, including fees	$7,159	$5,781	$26,728	$21,227
Taxable securities	1,509	1,598	6,193	6,077
Tax-exempt securities	30	38	139	155
Other interest income	52	16	121	96
Total interest income	8,750	7,433	33,181	27,555
Interest expense:
Deposits	2,633	885	8,247	2,577
Short-term borrowings and repurchase agreements	419	257	1,733	362
Long-term debt	118	119	471	471
Other interest bearing liabilities	9	6	38	12
Total interest expense	3,179	1,267	10,489	3,422
Net interest income	5,571	6,166	22,692	24,133
Provision for credit losses	89	105	500	455
Net interest income after provision for credit losses	5,482	6,061	22,192	23,678
Non-interest income:
Customer service fees	358	359	1,376	1,472
Debit card fee income	477	436	1,770	1,703
Earnings on bank-owned life insurance and annuities	55	55	222	219
Trust fees	85	94	466	472
Commissions from sales of non-deposit products	82	82	337	384
Fees derived from loan activity	150	88	445	540
Mortgage banking income	11	10	46	34
Gain (loss) on sales and calls of securities	—	(1)	—	(1,453)
Change in value of equity securities	95	42	17	(68)
Gain from life insurance proceeds	—	—	161	380
Other non-interest income	115	92	481	1,542
Total non-interest income	1,428	1,257	5,321	5,225
Non-interest expense:
Employee compensation expense	2,121	2,098	8,454	8,445
Employee benefits	442	512	2,355	2,370
Occupancy	325	336	1,289	1,284
Equipment	166	188	659	734
Data processing expense	711	688	2,937	2,582
Professional fees	214	213	848	800
Taxes, other than income	26	133	184	503
FDIC Insurance premiums	152	98	504	405
Gain on other real estate owned	(16)	(21)	(16)	(28)
Amortization of intangible assets	25	13	81	54
Amortization of investment in low-income housing partnerships	80	199	353	799
Merger and acquisition expense	—	—	227	—
Other non-interest expense	728	605	2,072	1,993
Total non-interest expense	4,974	5,062	19,947	19,941
Income before income taxes	1,936	2,256	7,566	8,962
Income tax provision	262	154	970	642
Net income	$1,674	$2,102	$6,596	$8,320
Earnings per share
Basic	$0.33	$0.42	$1.32	$1.66
Diluted	$0.33	$0.42	$1.31	$1.66

Michael Wolf

Email: michael.wolf@jvbonline.com

Phone: (717) 436-7203